                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

         New York State Electric & Gas Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

         Merrill Corporation
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                   NEW YORK STATE ELECTRIC & GAS CORPORATION
                                ITHACA, NEW YORK
                              -------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1997
                              -------------------

To the Holders of Common Stock of
New York State Electric & Gas Corporation:

    You are cordially invited to attend the Annual Meeting of Stockholders of New York State Electric & Gas Corporation which will be held at the STATE UNIVERSITY OF NEW YORK, COLLEGE AT ONEONTA, CHARLES W. HUNT COLLEGE UNION, ONEONTA, OTSEGO COUNTY, NEW YORK, ON MAY 21, 1997 AT 10:30 A.M. (Eastern Daylight Saving Time). The meeting is being held for the following purposes:

    (1) To elect four directors to serve in Class I for a term expiring at the 2000 Annual Meeting, to elect one director to serve in Class II for a term expiring at the 1998 Annual Meeting, and to elect two directors to serve in Class III for a term expiring at the 1999 Annual Meeting;

    (2) To consider and approve for adoption the 1997 Stock Option Plan;

    (3) To consider and act upon a stockholder proposal;

and for the transaction of any other business properly brought before the meeting or any adjournment thereof.

    Holders of record of Common Stock at the close of business on April 1, 1997 will be entitled to notice of and to vote at the meeting.

    Whether or not you expect to be present at the Annual Meeting, the Board of Directors requests you to mark, sign and date the accompanying form of proxy and return it in the enclosed envelope. The proxy is revocable by you at any time before the exercise thereof, and the giving of such proxy will not affect your right to vote in person, if you attend the Annual Meeting.

    The Company would like to acknowledge the retirement in 1996 of David R. Newcomb from the Board of Directors and to express how deeply appreciative it is of his contributions, loyalty and guidance during his 17 years of dedicated service. The Company would also like to acknowledge the passing on November 20, 1996 of Charles W. Stuart, who served on the Board of Directors for 25 years. Their wise counsel will be missed.

                      By Order of the Board of Directors,

                              DANIEL W. FARLEY
                                                    VICE PRESIDENT AND SECRETARY

Dated: April 11, 1997

Please mark, sign and date the enclosed proxy and return it in the envelope enclosed for your convenience.

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1997
                               -----------------

    This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of New York State Electric & Gas Corporation (the "Company"), to be used at the Annual Meeting of Stockholders of the Company to be held on May 21, 1997 at the State University of New York, College at Oneonta, Charles W. Hunt College Union, Oneonta, Otsego County, New York. This statement and the form of proxy were first mailed to holders of Common Stock on or about April 11, 1997. The mailing address of the Company's Ithaca executive office is P. O. Box 3287, Ithaca, NY 14852-3287.

ANNUAL REPORT

    An Annual Report to Stockholders for the year ended December 31, 1996, including consolidated financial statements, has been mailed to all stockholders of record. The Annual Report is not a part of this Proxy Statement.

OUTSTANDING VOTING SECURITIES OF THE COMPANY

    The close of business on April 1, 1997 has been fixed as the date for determining the holders of Common Stock entitled to vote at the meeting.

    As of April 1, 1997, the Company had outstanding 69,337,427 shares of Common Stock. Holders of Common Stock have cumulative voting rights for the election of directors and one vote per share for all other purposes. Cumulative voting means that the total number of votes which a stockholder may cast for the election of directors shall equal the number of directors to be elected multiplied by the number of shares held, and the stockholder may cast all of such votes for a single nominee for director or may distribute them among all or several nominees, as the stockholder sees fit.

    The proxy represents the number of shares registered in your name as well as the number of whole shares credited to your account under the Company's Dividend Reinvestment and Stock Purchase Plan. If you are an employee of the Company and participate in the Tax Deferred Savings Plans, the proxy constitutes an instruction for the trustee of such plans to vote the whole shares in your account in such plans in the manner specified on the proxy. If you are an employee of the Company and participate in the Tax Reduction Act Employee Stock Ownership Plan, the proxy constitutes an instruction to vote all your shares in such plan in the manner specified on the proxy.

    With respect to Proposal 1 (the Election of Directors), stockholders may vote, in person or by proxy, in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The seven nominees receiving the highest number of affirmative votes cast by holders of Common Stock entitled to vote shall be elected to serve as directors. Votes that are withheld will not be counted and will have no effect on the vote in connection with the election of directors. With respect to Proposals 2 and 3, stockholders may vote in person or by proxy in favor of, or against, or abstain from voting. Approval of Proposal 2 (the adoption of the 1997 Stock Option
Plan), requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote. Abstentions will have the same legal effect as a vote against Proposal 2. Approval of Proposal 3 (the Stockholder Proposal), requires the affirmative vote of a majority of the votes cast by holders of Common Stock entitled to vote. Abstentions are voted neither "for" nor "against" and have no effect on the vote in connection with Proposal 3.

    Under the rules of the New York Stock Exchange ("NYSE"), member brokerage firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered "discretionary" proposals under the rules of the NYSE. Member brokerage firms that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on these proposals. Under the rules of the NYSE, Proposal 3 is considered a "non-discretionary item" whereby brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Such "broker non-votes" will not be considered as votes cast in determining the outcome of any proposal. Accordingly, such "broker non-votes" will have no effect on the vote in connection with Proposal 3.

    In determining whether a quorum is present, all duly executed proxies (including those marked "abstain" or "withhold") will be counted. Broker non-votes will not be counted for the purposes of determining whether a quorum is present.

ELECTION OF DIRECTORS (Proposal 1 on Proxy Card)

    The Board of Directors of the Company currently consists of thirteen directors divided into three classes, as nearly equal in number as possible. One class of directors is elected at each annual meeting of stockholders for a term expiring at the third succeeding annual meeting of stockholders. In addition to electing four directors to serve in Class I, one director will be elected to serve in Class II and two directors will be elected to serve in Class III.

    The nominees for election at this Annual Meeting to serve as directors in Class I for a term expiring at the 2000 Annual Meeting of Stockholders and thereafter until their successors shall be elected and shall qualify are:
Richard Aurelio, Lois B. DeFleur, Walter G. Rich and Wesley W. von Schack. Messrs. Aurelio and Rich were elected directors of the Company effective for the April 1997 meeting of the Board of Directors to serve until the 1997 Annual Meeting of Stockholders. Dr. DeFleur was elected to Class I at the 1996 Annual Meeting of Stockholders for a term expiring at the 1997 Annual Meeting of Stockholders. Mr. von Schack was elected a director of the Company effective for the September 1996 meeting of the Board of Directors to serve until the 1997 Annual Meeting of Stockholders. Allen E. Kintigh is the nominee for election at this Annual Meeting to serve as a director in Class II for a term expiring at the 1998 Annual Meeting of Stockholders and thereafter until his successor shall be elected and shall qualify. Everett A. Gilmour and Alton G. Marshall are the nominees for election at this Annual Meeting to serve as directors in Class III for a term expiring at the 1999 Annual Meeting of Stockholders and thereafter until their successors shall be elected and shall qualify. Messrs. Kintigh, Gilmour and Marshall were elected to Class I at the 1994 Annual Meeting of Stockholders for a term expiring at the 1997 Annual Meeting of Stockholders.

    Unless otherwise specified on the proxy, shares represented by proxies in the accompanying form received on behalf of the Board of Directors will be voted for the election of Richard Aurelio, Lois B. DeFleur, Walter G. Rich, Wesley W. von Schack, Allen E. Kintigh, Everett A. Gilmour and

Alton G. Marshall. Proxy holders reserve the right to exercise cumulative voting rights and to cast the votes at the meeting in such manner, and for such lesser number of said nominees, as they may deem best, in order, so far as possible, to secure the election of said nominees. While it is not anticipated that any of the nominees will be unable to qualify or accept office, if one or more should be unable to do so, the proxy holders reserve the right to vote for any substitute nominee or nominees designated by the Board of Directors.

    During 1996 there were fourteen meetings of the Board of Directors. All of the directors attended 75% or more of the total number of meetings of the Board of Directors and the Committees of the Board on which they served.

    The following sets forth information for each nominee for election at this Annual Meeting and for each director continuing in office.

                     CLASS I

                     DIRECTORS NOMINATED FOR TERMS EXPIRING IN 2000

                       RICHARD AURELIO
   [PHOTO]             SENIOR ADVISOR TO THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER, TIME
                       WARNER INC., NEW YORK, NY. President of NY1 News, New York, NY.
                       Director of: Better Business Bureau of Metropolitan New York, New
                       York, NY; and The Citizens Committee for New York City, Inc., New
                       York, NY. From 1989 to 1996, Mr. Aurelio was President of Time Warner
                       New York City Cable Group, New York, NY. Prior to that time, he served as deputy mayor of New York City, as an administrative assistant to Senator Jacob K. Javits, and as news editor of Newsday.
                       Mr. Aurelio, 68, has been a director of NYSEG since April 1997.

                       LOIS B. DEFLEUR
   [PHOTO]             PRESIDENT OF THE STATE UNIVERSITY OF NEW YORK AT BINGHAMTON,
                       BINGHAMTON, NY. Vice Chairperson of the American Council on
                       Education, Washington, DC. Director of: University-Industry Public
                       Partnership for Economic Growth (UnIPEG), Binghamton, NY; Roberson
                       Museum and Science Center, Binghamton, NY; WSKG Public Television and
                       Radio, Binghamton, NY; Director's Advisory Council, M&T Bank-Southern
                       Division, Endicott and Ithaca, NY; and Trustee, United Health
                       Services Foundation, Binghamton, NY. Dr. DeFleur, 60, has been
                       President of the State University of New York at Binghamton since
                       1990, and has been a director of NYSEG since 1995.

                       WALTER G. RICH
   [PHOTO]             PRESIDENT, CHIEF EXECUTIVE OFFICER AND A DIRECTOR OF DELAWARE OTSEGO
                       CORPORATION, COOPERSTOWN, NY., AND ITS SUBSIDIARY, THE NEW YORK,
                       SUSQUEHANNA & WESTERN RAILWAY CORPORATION. Director of: Norwich Aero
                       Products, Inc., Norwich, NY; Security Mutual Life Insurance Company
                       of New York, Binghamton, NY; and New York Business Development
                       Corporation, Albany, NY. He is a member of the Franklin Industrial
                       Advisory Board of the Syracuse University School of Management,
                       Syracuse, NY; and appointed by the Governor a member of the New York
                       State Public Transportation Safety Board, Albany, NY. Mr. Rich, 51,
                       has been a director of NYSEG since April 1997.

                       WESLEY W. VON SCHACK
   [PHOTO]             CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF NYSEG, BINGHAMTON,
                       NY. Director of: Mellon Bank Corporation and Mellon Bank, N.A.,
                       Pittsburgh, PA; RMI Titanium Company, Niles, OH; Business Council of
                       New York State, Albany, NY; and a life trustee and Vice Chairman of the Board of Trustees of Carnegie Mellon University, Pittsburgh, PA.
                       Mr. von Schack was Chairman, President, Chief Executive Officer and a
                       Director of DQE, Inc. and Duquesne Light Company prior to August
                       1996. Mr. von Schack, 52, has been Chairman, President and Chief
                       Executive Officer of NYSEG since September 1996.

                     CLASS II

                     DIRECTOR NOMINATED FOR TERM EXPIRING IN 1998

                       ALLEN E. KINTIGH
    [PHOTO]            FORMER PRESIDENT AND CHIEF OPERATING OFFICER OF NYSEG, BINGHAMTON,
                       NY. President, Royal Equipment, Inc., Houston, TX. Former President
                       and Director of Somerset Railroad Corporation, a wholly-owned subsidiary of NYSEG. Mr. Kintigh was President and Chief Operating
                       Officer of NYSEG from May 1988 to December 1990 and was Executive
                       Vice President of NYSEG from December 1987 to May 1988. Prior to that time, he was Senior Vice President- Generation of NYSEG. Mr. Kintigh,
                       72, has been a director of NYSEG since 1987.

                     CLASS III

                     DIRECTORS NOMINATED FOR TERMS EXPIRING IN 1999

                       EVERETT A. GILMOUR
    [PHOTO]            CHAIRMAN OF THE BOARD, THE NATIONAL BANK AND TRUST COMPANY OF
                       NORWICH, NORWICH, NY AND N.B.T. BANCORP. INC., NORWICH, NY. Director
                       of: Preferred Mutual Insurance Company, New Berlin, NY; Norwich Aero
                       Products, Inc., Norwich, NY; and Delaware Otsego Corporation,
                       Cooperstown, NY. Mr. Gilmour, 75, has been a director of NYSEG since
                       1980.

                       ALTON G. MARSHALL
    [PHOTO]            PRESIDENT OF ALTON G. MARSHALL ASSOCIATES, INC., NEW YORK, NY, A REAL
                       ESTATE INVESTMENT CORPORATION. Director of EQK Partners, Atlanta, GA.
                       Independent General Partner of Equitable Capital Partners and
                       Equitable Capital Partners (Retirement Fund), New York, NY; Trustee
                       of Hudson River Trust, New York, NY; and Governor of The Real Estate
                       Board of New York, Inc., New York, NY. From March 1984 to December
                       1990, Mr. Marshall was Chairman and Chief Executive Officer of
                       Lincoln Savings Bank, FSB, Brooklyn, NY. Mr. Marshall, 75, has been a director of NYSEG since 1971.

                     CLASS II

                     DIRECTORS WHOSE TERMS EXPIRE IN 1998

                       JAMES A. CARRIGG
    [PHOTO]            FORMER CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF NYSEG,
                       BINGHAMTON, NY. Chairman, Board of Trustees of Broome Community
                       College, Binghamton, NY. Director of: Security Mutual Life Insurance
                       Company of New York, Binghamton, NY; and First Empire State
                       Corporation, Buffalo, NY. Mr. Carrigg was Chairman, President and
                       Chief Executive Officer of NYSEG from January 1991 to September 1996, and was Chairman and Chief Executive Officer of NYSEG from May 1988 to December 1990. Prior to that time, he was President and Chief
                       Operating Officer of NYSEG. Mr. Carrigg, 63, has been a director of
                       NYSEG since 1983.

                       PAUL L. GIOIA
    [PHOTO]            OF COUNSEL, LEBOEUF, LAMB, GREENE & MACRAE, ALBANY, NY; ATTORNEYS AT
                       LAW. Director of Berkshire Gas Company, Pittsfield, MA. Mr. Gioia was
                       a Senior Vice President of First Albany Corporation from May 1987 to
                       October 1993. Prior to that time, he served as a member and was
                       Chairman of the Public Service Commission of the State of New York
                       and also served as a member of the New York State Energy Research and
                       Development Authority. Mr. Gioia, 54, has been a director of NYSEG since 1991.

                       BEN E. LYNCH
    [PHOTO]            PRESIDENT OF WINCHESTER OPTICAL COMPANY, ELMIRA, NY. Past Chairman of
                       Arnot-Ogden Medical Center, Elmira, NY; Past President of Horseheads
                       Board of Education, Horseheads, NY. Mr. Lynch, 59, has been President of Winchester Optical Company since 1965, and has been a director of
                       NYSEG since 1987.

                     CLASS III

                     DIRECTORS WHOSE TERMS EXPIRE IN 1999

                       ALISON P. CASARETT
    [PHOTO]            DEAN EMERITUS, CORNELL UNIVERSITY, ITHACA, NY. Emeritus Professor of
                       Radiation Biology, New York State College of Veterinary Medicine,
                       Cornell University. Dr. Casarett was Special Assistant to the
                       President of Cornell University from August 1993 to June 1995. Prior to that time, she was the Dean of The Graduate School at Cornell
                       University. Dr. Casarett, 66, has been a director of NYSEG since
                       1979.

                       JOSEPH J. CASTIGLIA
    [PHOTO]            FORMER VICE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF PRATT
                       & LAMBERT UNITED, INC., BUFFALO, NY. Business Consultant and Private
                       Investor, JBC Enterprises, East Aurora, NY. Chairman, Center for
                       Competitiveness, Buffalo, NY; Vice Chairman, AAA Western and Central
                       New York, Buffalo, NY. Director of: Blue Cross & Blue Shield of
                       Western New York, Inc., Buffalo, NY; Vision Group of Funds and Vision
                       Fiduciary Funds, Inc., Buffalo, NY; Sevenson Environmental Services,
                       Inc., Niagara Falls, NY; Buffalo Alliance for Education, Buffalo, NY;
                       and Trustee, Sisters of Charity Hospital, Buffalo, NY. Former
                       Chairman, Buffalo Branch of the Federal Reserve Bank of New York,
                       Buffalo, NY. Mr. Castiglia was Vice Chairman, President and Chief
                       Executive Officer of Pratt & Lambert United, Inc. from August 1994 until his retirement in January 1996. Prior to that time, he was
                       President and Chief Executive Officer of Pratt & Lambert, Inc. from
                       1989 until July 1994, at which time the company was merged with
                       United Coatings, Inc. Mr. Castiglia, 62, has been a director of NYSEG since 1995.

                       JOHN M. KEELER
    [PHOTO]            MANAGING PARTNER, HINMAN, HOWARD & KATTELL, BINGHAMTON, NY; ATTORNEYS
                       AT LAW. Chairman, The Stuart and Willma Hoyt Foundation, Binghamton,
                       NY. Director of Security Mutual Life Insurance Company of New York,
                       Binghamton, NY; and the Harriet L. Dickenson Foundation, Binghamton,
                       NY. Past Chairman, The Harpur Forum of Binghamton University
                       Foundation, Binghamton, NY; Past President of Broome County Bar
                       Association and of Broome County United Way, both of Binghamton, NY.
                       Mr. Keeler, 63, has been a director of NYSEG since 1989.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table indicates the number of shares of equity securities of the Company and Common Stock equivalent units beneficially owned as of February 14, 1997 by each director and nominee, each of the executive officers named in the Summary Compensation Table included elsewhere herein, and by the 23 current executive officers and directors as a group and the percent of the outstanding securities so owned.

                                               COMMON STOCK                          TOTAL COMMON STOCK
                                               BENEFICIALLY        COMMON STOCK       AND COMMON STOCK      PERCENT
NAME                                               OWNED        EQUIVALENT UNITS(3)   EQUIVALENT UNITS     OF CLASS
-------------------------------------------  -----------------  -------------------  -------------------  -----------
Richard Aurelio (1)........................          1,000                   0                1,000              (4)
James A. Carrigg...........................         13,767              15,694               29,461              (4)
Alison P. Casarett.........................            494               8,559                9,053              (4)
Joseph J. Castiglia........................          5,000               1,219                6,219              (4)
Lois B. DeFleur............................            300               1,219                1,519              (4)
Michael I. German..........................          2,845               5,774                8,619              (4)
Everett A. Gilmour.........................          2,783                   0                2,783              (4)
Paul L. Gioia..............................          2,415               2,008                4,423              (4)
John M. Keeler.............................          1,103               4,749                5,852              (4)
Allen E. Kintigh...........................          1,042                   0                1,042              (4)
Ben E. Lynch...............................          1,219               4,563                5,782              (4)
Alton G. Marshall..........................            200                   0                  200              (4)
Gerald E. Putman...........................          3,899               5,197                9,096              (4)
Sherwood J. Rafferty.......................          3,830               5,173                9,003              (4)
Walter G. Rich (1).........................          1,000                   0                1,000              (4)
Jack H. Roskoz.............................          6,321               7,702               14,023              (4)
Wesley W. von Schack (1)...................         12,000              17,813               29,813              (4)
23 current executive officers and directors
  as a group...............................         74,160(2)           91,235              165,395              (4)

------------------------

(1) Includes the number of shares of equity securities of the Company and Common Stock equivalent units beneficially owned by Messrs. Aurelio, Rich and von Schack as of April 11, 1997.

(2) Includes 407 shares held by an officer as nominee for the Company's Employees' Stock Purchase Plan.

(3) Includes Common Stock equivalent units granted under the Company's Long-Term Executive Incentive Share Plan and the Director Share Plan for non-employee directors for which the director, nominee or executive officer does not have voting rights.

(4) Less than 1/4 of 1% of the outstanding Common Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons holding ten percent or more of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the NYSE. Such reporting persons are also required to provide the Company with copies of all Section

16(a) forms they file. Specific due dates for these reports have been established by SEC regulations. Based solely on its review of the copies of the reports received by it and certain written representations from certain reporting persons, the Company believes that during 1996 all filing requirements were satisfied by its directors and executive officers.

EXECUTIVE COMPENSATION

    Compensation for services to the Company for each of the last three fiscal years of the chief executive officer and the next four highest compensated executive officers of the Company who served in such capacities on December 31, 1996, is shown by the following:

                           SUMMARY COMPENSATION TABLE

                                                                      ANNUAL COMPENSATION
                                                              ------------------------------------
                                                                                     OTHER ANNUAL      ALL OTHER
NAME AND PRINCIPAL POSITION                          YEAR       SALARY      BONUS    COMPENSATION   COMPENSATION (1)
-------------------------------------------------  ---------  ----------  ---------  -------------  ----------------
Wesley W. von Schack (2).........................       1996  $  178,766  $  72,033            0       $   75,381
  Chairman, President and                               1995           0          0            0                0
  Chief Executive Officer                               1994           0          0            0                0
James A. Carrigg (3).............................       1996     394,519     99,700            0           51,039
  Chairman, President and                               1995     472,048     46,147            0            2,490
  Chief Executive Officer                               1994     438,000          0        3,040            2,490
Jack H. Roskoz...................................       1996     308,250     67,440            0            2,250
  Executive Vice President                              1995     298,000     27,864            0            2,310
                                                        1994     259,250          0        1,392            2,310
Michael I. German................................       1996     217,500     50,563            0            2,250
  Senior Vice President                                 1995     207,500     20,891       53,076                0
                                                        1994      15,256          0            0                0
Gerald E. Putman.................................       1996     199,850     45,504            0            2,610
  Senior Vice President                                 1995     173,300     18,801            0            2,670
                                                        1994     134,875          0            0            2,310
Sherwood J. Rafferty.............................       1996     174,414     41,998            0            2,145
  Senior Vice President and                             1995     141,725     10,108            0            1,799
  Chief Financial Officer                               1994     136,675          0            0            1,725

------------------------

(1) In 1996, the Company contributed for Messrs. Carrigg, Roskoz, German, Putman, and Rafferty $2,250, $2,250, $2,250, $2,250, and $2,145,
    respectively, under the Tax Deferred Savings Plan. The Company contributed for Messrs. Carrigg and Putman, $135 and $360, respectively, under the Employees' Stock Purchase Plan. For Mr. von Schack, $2,610 represents the dollar value of the term portion, and $72,771 represents the benefit, projected on an actuarial basis, of the whole-life portion of a premium paid for a life insurance policy. In addition, Mr. Carrigg received a payment of $48,654 in lieu of vacation.

(2) Compensation data for Mr. von Schack is provided only for a portion of 1996 because he was employed by the Company commencing September 9, 1996.

(3) Mr. Carrigg retired effective October 1, 1996.

         LONG-TERM INCENTIVE PLAN AWARDS(1) IN LAST FISCAL YEAR (1996)

                                                                 PERFORMANCE         ESTIMATED FUTURE PAYOUT UNDER
                                                                  OR OTHER          NON-STOCK PRICE-BASED PLANS(2)
                                                   NUMBER OF    PERIOD UNTIL   -----------------------------------------
                                                  PERFORMANCE   MATURATION OR    THRESHOLD       TARGET        MAXIMUM
NAME AND PRINCIPAL POSITION                         SHARES         PAYOUT       SHARES (#)     SHARES (#)    SHARES (#)
-----------------------------------------------  -------------  -------------  -------------  -------------  -----------
Wesley W. von Schack...........................        6,809       1996-1998         1,702          6,809        10,214
  Chairman, President and
  Chief Executive Officer

James A. Carrigg...............................        9,365       1996-1998           781          3,122         4,683
  Chairman, President and
  Chief Executive Officer

Jack H. Roskoz.................................        3,614       1996-1998           904          3,614         5,421
  Executive Vice President

Michael I. German..............................        2,710       1996-1998           678          2,710         4,065
  Senior Vice President

Gerald E. Putman...............................        2,438       1996-1998           610          2,438         3,657
  Senior Vice President

Sherwood J. Rafferty...........................        2,414       1996-1998           604          2,414         3,621
  Senior Vice President and
  Chief Financial Officer

------------------------

(1) Pursuant to the Company's Long-Term Executive Incentive Share Plan, participants were granted a certain number of Performance Shares in 1996 depending upon their position. Performance Shares granted earn dividend equivalents in the form of additional Performance Shares. Payments representing the cash value of a certain percentage of the Performance Shares are made at the end of each three-year Performance Cycle and are based on the Company's ranking with respect to its three-year average total stockholder return as compared to the top 100 utilities by revenue. A new Performance Cycle begins on January 1 of each year. Achievement of a ranking of 65th will result in the payment of the cash value of 25% (threshold amount) of the Performance Shares. Achievement of a ranking of 50th will result in the payment of the cash value of 100% (target amount) of the Performance Shares. Achievement of a ranking of 20th will result in the payment of the cash value of 150% (maximum amount) of the Performance Shares. There will be no payments, however, if the Company's ranking is below 65th. The value of the Performance Shares will be measured by reference to the average of the daily closing prices of a share of the Company's Common Stock for the last five trading days of the Performance Cycle.

(2) Amounts included in these columns for Mr. Carrigg represent a prorated estimated future payout under the Company's Long-Term Executive Incentive Share Plan based on his retirement effective October 1, 1996.

    The following table sets forth the maximum retirement benefits payable to executive officers who retire at age 60 or later, in specified compensation and years of service classifications, pursuant to the Company's Retirement Benefit Plan and the Company's Supplemental Executive Retirement Plan ("SERP") as they presently exist, and assuming no optional payment form is elected. The amounts listed below reflect the deduction for Social Security benefits. There are no other offset amounts.

                               PENSION PLAN TABLE

AVERAGE                                                        YEARS OF SERVICE
ANNUAL                        ----------------------------------------------------------------------------------
SALARY*                           10          15          20          25          30          35         40**
----------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
$700,000....................  $  314,800  $  351,600  $  388,300  $  425,100  $  461,800  $  498,600  $  535,300
 650,000....................     291,200     325,300     359,500     393,600     427,700     461,800     496,000
 600,000....................     267,600     299,100     330,600     362,100     393,600     425,100     456,600
 550,000....................     244,000     272,800     301,700     330,600     359,500     388,300     417,200
 500,000....................     220,300     246,600     272,800     299,100     325,300     351,600     377,800
 450,000....................     196,700     220,300     244,000     267,600     291,200     314,800     338,500
 400,000....................     173,100     194,100     215,100     236,100     257,100     278,100     299,100
 350,000....................     149,500     167,800     186,200     204,600     223,000     241,300     259,700
 300,000....................     125,800     141,600     157,300     173,100     188,800     204,600     220,300
 250,000....................     102,200     115,300     128,500     141,600     154,700     167,800     181,000
 200,000....................      78,600      89,100      99,600     110,100     120,600     131,100     141,600
 150,000....................      55,000      62,800      70,700      78,600      86,500      94,300     102,200

---------

* Average of the salaries (not including amounts listed under "Bonus," "Other Annual Compensation," and "All Other Compensation" in the Summary Compensation Table) for the five highest paid consecutive years during the last ten years of employment service. The average of the highest three years of salary within the last ten years of employment for the SERP was assumed to be 5% higher than each salary shown.

** Maximum years of employment service for Retirement Benefit Plan and SERP purposes.

    The Company's Retirement Benefit Plan provides retirement benefits for its hourly and salaried employees, including executive officers, based on length of service and the average for the five highest paid consecutive years during the last ten years of employment service. The Retirement Benefit Plan is non-contributory and is funded under a trust arrangement and an insurance contract. Amounts paid into the Retirement Benefit Plan are computed on an actuarial basis. The Retirement Benefit Plan provides for normal or early retirement benefits.

    The Company's SERP provides that all salaried employees, including executive officers, shall receive the full benefits of the Company's Retirement Benefit Plan without regard to any limitations imposed by the federal tax law and by including certain amounts deferred under the Company's Deferred Compensation Plan for Salaried Employees. In addition, it provides that officers and certain other key employees, who have at least ten years of service, who have served in key capacities for at least five years and who retire at age 60 or later, shall receive a total retirement benefit (including benefits under the Retirement

Benefit Plan and Social Security), based on years of service, of up to 75% of the average of their highest three years of salary within the last ten years of employment with the Company.

    Mr. von Schack and Mr. German each have an agreement with the Company which provides that, for the purposes of the Retirement Benefit Plan and the SERP, they each will be credited with two years of service for each year actually worked at the Company for the first five years of employment, provided that they each are employed by the Company for at least five years. Mr. von Schack was employed by the Company commencing September 9, 1996 and Mr. German was employed by the Company commencing December 5, 1994.

    Messrs. von Schack, Carrigg, Roskoz, German, Putman and Rafferty have 1, 38, 34, 4, 26, and 16 credited years of service, respectively, under the Retirement Benefit Plan and SERP.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

    The Company has entered into an agreement with Mr. von Schack which provides for his employment as Chairman, President and Chief Executive Officer for a term ending on September 8, 1999, with automatic one-year extensions unless either party gives notice that the agreement is not to be extended. The agreement was unanimously approved by the Board of Directors and provides for, among other things, a base salary, currently $575,000 subject to increase by the Board of Directors, the payment of the annual premium on a life insurance policy (the "Life Insurance Policy") on Mr. von Schack's life, and his eligibility for participation in the Company's other compensation and benefit plans. The agreement also provides for certain payments in the event of the termination of his employment for cause due to disability or termination by the Company without cause prior to a change in control.

    The agreement also provides that, if within two years following a change in control, or, if longer, within the two-year period following consummation of a merger or consolidation, Mr. von Schack's employment is terminated either by the Company without cause or by Mr. von Schack for good reason he will receive a lump-sum payment equal to three times the sum of (i) his then-annual base salary, (ii) an award under the Annual Executive Incentive Plan ("AEIP") for the year in which the termination occurs, and (iii) the premium the Company agreed to pay on the Life Insurance Policy. In the event of such termination, his life (other than the Life Insurance Policy), disability, accident and health insurance benefits will continue for a period of thirty-six months and he will receive an amount equal to all earned but unpaid awards under the AEIP and a pro rata portion of any award under the AEIP with respect to the year in which the termination occurs, provided, however, that there will be no duplication of payments made pursuant to the agreement and the AEIP. Also, in the event of such termination, he will be given additional age and service credit under the SERP. In the event that any payments made on account of a change in control, whether under the agreement or otherwise, would subject him to federal excise tax or interest or penalties with respect to such federal excise tax, he will be entitled to be made whole for the payment of any such taxes, interest or penalties.

    The Company has entered into severance agreements with Messrs. Roskoz, German, Putman, and Rafferty in order to provide for certain payments if within two years following a change in control or, if longer, within the two-year period following consummation of a merger or consolidation, the individual's employment is terminated either by the Company without cause or by the individual for good reason. The severance agreements have terms ending on December 31, 1998, with automatic one-year extensions unless either the individual or the Company gives notice that the agreement is not to be extended. The agreements were unanimously approved by the Board of Directors. The benefits consist of a lump-sum severance payment equal to one and one-half times the sum of (i) the individual's then-annual base salary, and (ii) an award under the AEIP for the year in which the termination occurs. In the event of such termination, the individual's life, disability, accident and health insurance benefits will continue for a period of eighteen months and the individual will receive an amount equal to all earned but unpaid awards under the AEIP and a pro rata portion of any award under the AEIP with respect to the year in which the termination occurs, provided, however, that there shall be no duplication of payments made pursuant to the agreement and the AEIP. Also, in the event of such termination, the individual will receive outplacement counseling and will be given additional age and service credit under the SERP.

    In the event of a change in control, participants in the AEIP will be paid an amount which includes all earned but unpaid awards, and a pro rata portion of any award with respect to the year in which the change in control occurs.

    In the event of a change in control, participants in the Long-Term Executive Incentive Share Plan will be paid an amount which includes all earned but unpaid awards and awards with respect to all then existing three-year performance cycles.

    After a change in control, officers and certain other key employees, who have at least ten years of service, who have served in key capacities for at least five years, and whose employment is terminated at age 55 or later, other than for cause, shall receive a total retirement benefit (including benefits under the Retirement Benefit Plan and Social Security), based on years of service, of up to 75% of the average of their highest three years of salary during the last ten years of employment with the Company. However, in the case of termination prior to age 60, such total retirement benefit will be determined by applying the same reduction in benefits as is applied to benefits upon retirement prior to age 60 under the Retirement Benefit Plan.

DIRECTORS' COMPENSATION

    Directors of the Company, other than officers, receive an annual retainer of $22,000, plus $1,000 for each directors' meeting attended. Members of the Executive Committee, other than officers, receive compensation of $1,500 annually. Members of committees, including the Executive Committee, other than officers, receive $1,000 for each committee meeting attended. If a directors' meeting or committee meeting is held by means of a conference telephone, the fee is $500. The Chairperson of each standing committee receives additional compensation of $1,000 for serving as Chairperson of such committee. Under the terms of the Company's Deferred Compensation Plan for Directors, directors can elect to defer a portion or all of their compensation. Such deferred compensation, together with interest thereon, is payable in a lump sum or over a period of years following retirement as a director.

    During 1996, with the assistance of outside consultants, the Company reviewed its policy regarding director compensation. The overriding policy goal remains to enhance stockholder value by attracting and retaining the most highly qualified individuals as directors. The Company recognizes that aligning directors' and stockholders' interests, as a principle of corporate governance, is a goal that would serve to further stockholders' interests and enhance the Company's flexibility in attracting and retaining the most highly qualified individuals as directors of the Company. In addition, it is becoming more common to tie directors' compensation to a corporation's performance by compensating directors in stock or stock-based awards. Thus, effective January 1, 1997, the Company adopted a Director Share Plan for Directors ("Director Share Plan") pursuant to which persons who are non-employee directors on January 1, 1997 or thereafter are eligible for certain benefits to be paid upon their ceasing to serve as directors of the Company. Eligible directors first elected directors prior to January 1, 1996, were given a one time irrevocable option to either remain in the Retirement Plan for Directors ("Retirement Plan") and receive retirement benefits pursuant to that plan or to cease participation in the Retirement Plan and instead participate in the Director Share Plan as of January 1, 1997. An eligible director who chose to remain in the Retirement Plan has no rights under the Director Share Plan while an eligible director who chose to participate in the Director Share Plan waived all rights under the Retirement Plan. An eligible director who first becomes a non-employee director on or after January 1, 1997 automatically participates in the Director Share Plan upon becoming a non-employee director.

    An eligible director who chose to cease participation in the Retirement Plan and to participate in the Director Share Plan received an initial grant of phantom shares (the "Phantom Shares") based on the actuarial present value of the vested accrued benefit earned by the director under the Retirement Plan ("Present Value"). The number of Phantom Shares granted was determined by dividing the participant's Present Value by the average of the daily closing prices of the Company's Common Stock for the five trading days preceding January 1, 1997. Commencing January 1, 1997 and on each April 1, July 1, October 1 and January 1 thereafter, 150 Phantom Shares were and will be granted to each director who participates in the Director Share Plan as of that date. Phantom Shares granted earn dividend equivalents in the form of additional Phantom Shares. Upon a director ceasing to serve as a director of the Company, cash payments representing the value of the Phantom Shares held by the director are to be made to the director. The value of the Phantom Shares is to be determined by multiplying the number of Phantom Shares by the average of the daily closing prices of the Company's Common Stock for the five trading days preceding the date the director ceases to serve as a director. With the adoption of the Director Share Plan, a major portion of directors' compensation is tied to the performance of the Company's Common Stock. The Company has also adopted a Deferred Compensation Plan for the Director Share Plan pursuant to which a director may defer a portion or all of the cash payment to be made under the Director Share Plan over a period of years following the director's ceasing to serve as a director.

    Pursuant to the Retirement Plan, eligible directors who opted to continue participating in the Retirement Plan qualify for annual retirement benefits. The Company amended the Retirement Plan in January 1996 to provide that any director elected after December 31, 1995 will not participate in the Retirement Plan. An eligible director who serves on the Board for at least five years qualifies for annual retirement benefits equal to 50% of the highest annual retainer in effect during such service. An eligible director who serves on the Board for ten years or more qualifies for annual retirement benefits equal to 100% of the highest annual retainer in effect during such service, while an eligible director with between five and ten years of service qualifies for prorated amounts. Payments of Retirement Plan benefits generally commence upon the later of the eligible director's attaining age 65 or retirement from the Board and continue for a period equal to the greater of the eligible director's life or ten years. Eligible directors elected prior to the effective date of the Retirement Plan will have such prior service included in establishing their eligibility and the amount of their retirement benefits. An eligible director who was also an officer of the Company would qualify for retirement benefits only if the director served as a director after the director ceased to be an officer or served as a director before election as an officer. In either case, the director's service as a director while also an officer will be included in establishing the amount of the director's retirement benefits.

COMMITTEES

    The Company's Board of Directors has an Audit Committee, a Nominating Committee, and an Executive Compensation and Succession Committee.

    The Audit Committee, which consists of Ben E. Lynch, Chairman, Alison P. Casarett, Joseph J. Castiglia, and John M. Keeler, had four meetings in 1996. The Audit Committee recommends the appointment of the independent accountants and reviews with them the audit plan and results of the audit. It also meets with the independent accountants, internal auditor, and management to discuss the adequacy of the Company's system of internal controls and financial reporting, meets with the internal auditor to discuss the results of completed internal audits and meets with management to discuss the Company's Corporate Compliance Program, including the adequacy of management's compliance and enforcement efforts.

    The Nominating Committee, which consists of Alton G. Marshall, Chairman, Alison P. Casarett, Lois B. DeFleur, and Everett A. Gilmour had one meeting in 1996. The Nominating Committee is responsible for recommending candidates to fill vacancies on the Board of Directors. The Committee makes recommendations to the Board of Directors regarding criteria for nomination as a candidate to the Board of Directors. Stockholders wishing to recommend candidates for consideration by the Nominating Committee should submit to the Secretary of the Company the name, a statement of qualifications and the written consent of the candidate. Recommendations will be brought to the attention of the Nominating Committee.

    The Executive Compensation and Succession Committee, which consists of Everett A. Gilmour, Chairman, Alison P. Casarett, Ben E. Lynch, and Alton G. Marshall, had twelve meetings in 1996. That Committee, among other things, recommends compensation for officers, awards under the Annual Executive Incentive Plan, and candidates for election as officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    John M. Keeler served on the Executive Compensation and Succession Committee from May 10, 1996 until his resignation from that Committee effective as of January 10, 1997. The law firm of which Mr. Keeler is a member provided legal services to the Company in 1996 and is expected to provide legal services to the Company in 1997.

REPORT OF EXECUTIVE COMPENSATION AND SUCCESSION COMMITTEE

    The Executive Compensation and Succession Committee (the "Committee") is composed entirely of independent outside directors. The Committee has the responsibility for establishing and reviewing the compensation of senior management of the Company, including the compensation of the Chairman and the other named executive officers. The Committee actively advises the Board of Directors on implementing policies designed to assure the selection, development and retention of key personnel.

    Under the guidance of the Committee, the Company's general compensation policies are designed to manage the Company towards overall enhanced profitability and increased stockholder value. Accordingly, two principles underlying the Company's compensation policy for all senior managers, including the Chairman and the other named executive officers, are (i) aligning the financial interests of senior managers with those of the Company's stockholders and (ii) rewarding senior management for corporate and individual performance. These principles are reflected in the structure of the Company's compensation program for senior managers which consists of three basic components: base salary, awards under the Annual Executive Incentive Plan, and awards under the Long-Term Executive Incentive Share Plan. In creating this structure, the Committee has consciously placed an increasing emphasis on the at risk elements of compensation. The Committee believes that placing a portion of total compensation at risk, by linking such compensation to performance, aligns senior management's financial interests with those of the stockholders, which in turn will support the Company's overall objective of enhancing stockholder value.

    The Annual Executive Incentive Plan allows participants to qualify for cash performance incentive awards if certain annual goals, which will create benefits for stockholders and customers, are achieved. For 1996, annual performance incentive awards were based on earnings targets and excellent customer service. Performance goals were set for threshold, target and maximum performance levels with respect to each performance measure. Awards ranged from approximately 14% to 28% of the participant's salary grade midpoint, depending upon the participant's position, and the performance levels achieved. See the Bonus column in the Summary Compensation Table for performance incentive awards earned for 1996.

    The Committee believes that senior management compensation should also be based on the Company's long-term financial performance. The Long-Term Executive Incentive Share Plan permits key officers to qualify for cash incentive awards if certain long-term performance goals are met. Awards are based on the Company's long-term financial performance relative to the long-term financial performance of companies in the same industry. See the Long-Term Incentive Plan Awards table for a description of the plan and performance share grants made under the plan.

    In determining senior management base salaries for 1996, the Committee considered its general policy that senior management compensation should be competitive so as to attract and retain talented executives. To that end, the Committee reviewed compensation data from certain utility and general industry companies, as well as certain salary surveys to assist in its decision-making. The Committee also subjectively considered the Company's financial and operational achievements in 1995, the depth of the individual's experience and responsibilities, the individual's effectiveness in performing those responsibilities and in leading or helping the Company respond to changes in the competitive, rapidly changing utility industry. The Committee noted the Company's continued commitment to cost-effective improvements in customer service and excellent reliability. The Committee also noted that the Company's gas business provided natural gas to residential heating customers at among the lowest prices in the Northeast region in 1995 and that steps were taken to develop the Seneca Lake natural gas storage project, which represents a major milestone in the Company's efforts to become a superior regional natural gas company. The Committee also reviewed the Company's performance with respect to the Annual Executive Incentive Compensation Plan for 1995 and the Performance Share Plan for 1995. With respect to Mr. Carrigg's base salary for 1996, the Committee also considered his employment agreement with the Company. Taking these factors into consideration, and considering the general policy of the Committee that senior management, including the Chief Executive Officer, should be compensated at competitive levels, the

Committee targeted base salary at a competitive level, subject to adjustment depending on the individual's performance.

    Mr. von Schack became Chairman, President and Chief Executive Officer of the Company on September 9, 1996. In structuring Mr. von Schack's employment agreement and base salary the Committee, with the assistance of an outside consultant, considered his performance and compensation as Chief Executive Officer of another company and the Company's policy of structuring competitive compensation to support the Company's overall objective of enhancing stockholder value by attracting and retaining talented executives.

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a company for compensation in excess of $1 million paid to a company's chief executive officer and each of the next four most highly compensated executive officers unless certain criteria are met. This was not a consideration for the Committee in 1996. The Committee will examine the issue of deductibility of senior management compensation within the context of the overall operation of the Company's compensation program and will consider what actions should be taken, if any, to operate the compensation program in a tax effective manner.

Executive Compensation and Succession Committee

EVERETT A. GILMOUR, CHAIRMAN    BEN E. LYNCH
ALISON P. CASARETT              ALTON G. MARSHALL

STOCK PERFORMANCE GRAPH

    The yearly change in the cumulative total stockholder return on the Company's Common Stock during the five years ending December 31, 1996, compared with the cumulative total return on the Standard & Poor's Utilities Index and Standard & Poor's 500 Index, assuming $100 was invested on December 31, 1991, and assuming reinvestment of dividends, is shown by the following:

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
     NEW YORK STATE ELECTRIC & GAS CORPORATION, S&P UTILITIES, AND S&P 500

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             NYSEG    S & P UTILITIES   S & P 500
12/31/91     $100.00          $100.00      $100.00
12/31/92      120.46           108.09       107.59
12/31/93      121.51           123.70       118.43
12/31/94       81.27           113.87       119.99
12/31/95      117.65           160.71       165.03
12/31/96      104.56           165.73       202.89

                                                         12/31/91     12/31/92     12/31/93     12/31/94     12/31/95     12/31/96
                                                        -----------  -----------  -----------  -----------  -----------  -----------
New York State Electric & Gas Corporation ............   $  100.00    $  120.46    $  121.51    $   81.27    $  117.65    $  104.56
Standard & Poor's Utilities ..........................   $  100.00    $  108.09    $  123.70    $  113.87    $  160.71    $  165.73
Standard & Poor's 500.................................   $  100.00    $  107.59    $  118.43    $  119.99    $  165.03    $  202.89

ADOPTION OF THE 1997 STOCK OPTION PLAN (Proposal 2 on Proxy Card)

    On March 14, 1997, the Executive Compensation and Succession Committee adopted the Company's 1997 Stock Option Plan (the "Plan"), effective May 21, 1997, subject to the approval of the Company's common stockholders. Approval of the Plan requires the affirmative vote of a majority of the outstanding shares of the Company's Common Stock entitled to vote at this Annual Meeting.

    The objective of the Plan is to provide senior management and certain other key employees of the Company and its affiliates with options to purchase shares of the Company's Common Stock ($6.66 2/3 Par Value). The Plan also provides for the granting by the Company of stock appreciation rights. These options and stock appreciation rights are intended to more closely align the financial interests of management with those of the Company's stockholders by providing long-term incentives to those individuals who can significantly affect the future growth and success of the Company. In addition, the Plan will enhance the Company's ability to attract and retain key individuals of superior ability.

    Accordingly, the Board recommends that the stockholders approve adoption of the Plan, the complete text of which is attached as Exhibit A to this Proxy Statement. The following is a summary of the material features of the Plan and is qualified in its entirety by reference to the complete text of the Plan.

ADMINISTRATION

    The Plan will be administered by the Executive Compensation and Succession Committee or such successor committee as may be appointed by the Board of Directors to administer the Plan (the "Committee"). The Committee will be composed of at least two non-employee members of the Board who shall be qualified to administer the Plan as contemplated by both Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee will have the authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for the administration of the Plan. Decisions and determinations by the Committee will be final and binding upon all parties.

AWARDS

    Awards granted under the Plan may consist of any combination of incentive stock options within the meaning of Section 422 of the Code ("ISOs"); non-statutory stock options, which are not ISOs under Section 422 of the Code ("NSOs") (ISOs and NSOs are collectively referred to as "Options"); stock appreciation rights ("Stock Appreciation Rights"); and any other awards established by the Committee which are consistent with the purposes of the Plan (collectively, "Awards").

ELIGIBILITY AND PARTICIPATION

    The Committee will have the authority to grant Awards to such senior management and other key employees of the Company and its affiliates as the Committee may from time to time select. In determining the persons to whom Awards are to be granted and the number of such Awards, the Committee will take into consideration the individual's present and potential contribution to the growth and success of the Company and such other factors as the Committee may deem proper and relevant. The Committee may request recommendations for individual Awards from the Chairman. The Committee may delegate to the Chairman the authority to make Awards to any employees of the Company and its affiliates who are not executive officers subject to Section 16 of the Exchange Act, subject to a fixed maximum Award amount for such a group and a fixed maximum Award amount for any one participant, as determined by the Committee. Any employee of the Company and its affiliates is eligible to be selected for Awards. While no participants have yet been selected, it is anticipated that only a small fraction of the Company's and its affiliates' approximately 4,300 employees will be selected to receive Awards.

SHARES AVAILABLE FOR AWARDS

    The aggregate number of shares of the Company's Common Stock with respect to which Awards may be granted is 3,300,000 shares, subject to adjustment by the Committee in the event of a stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination, exchange of shares or other similar corporate change. In the event of such a change, provision may be made by the Committee for cash payments to a participant who has an outstanding Option or other Award. For purposes of this calculation, shares of the Company's Common Stock that relate to an Award which terminates by expiration, forfeiture, cancellation or otherwise without the delivery of shares, or is settled in cash in lieu of the Company's Common Stock, shall again be available for grant under the Plan.

    No individual may be granted, during any one calendar year of the Plan, Awards that relate in total to more than 100,000 shares of the Company's Common Stock. The number of shares to be covered by Awards granted to any individual or class of persons under the Plan is not determinable as of the date of this Proxy Statement because at this date no participants have been selected to receive Awards under the Plan.

    Shares of the Company's Common Stock delivered pursuant to the Plan may be either authorized but unissued Common Stock or previously issued shares of Common Stock reacquired by the Company, including shares purchased by the Company in the open market and held as treasury shares, or both. The closing market price per share of the Company's Common Stock on March 24, 1997 was $22.375.

OPTIONS

    Options issued under the Plan will entitle participants to purchase specified numbers of shares of the Company's Common Stock at specified exercise prices per share. The Committee will have the authority to determine the number of shares of Common Stock to be covered by each Option, the terms of each Option, the time or times when Options will be granted, and the exercise price per share of the Company's Common Stock subject to the Option.

    The exercise price of an Option may not be less than 100% of the fair market value of a share of the Company's Common Stock determined on the date such Option is granted. The exercise price may be payable in cash or its equivalent, or, to the extent permitted by the Committee, by tendering previously acquired shares of Common Stock or by a third party exercise procedure. In lieu of delivering shares covered by an exercised Option, the Committee, at its sole discretion, may settle the exercise of an Option by making a cash payment equal to the difference between the fair market value of the Company's Common Stock determined on the exercise date and the exercise price.

    Each Option shall be exercisable at such time or times, upon such events, and subject to such terms and conditions as the Committee may specify; provided, however, that no Option may be exercisable after the expiration of ten years from the date such Option is granted.

    To the extent that all or any portion of the Option exercise price or taxes incurred in connection with the exercise of Options granted under the Plan are paid for by using other common shares of the Company or by the withholding by the Company of shares, and subject to the provisions of the Plan, participants will be granted replacement Options as additional Awards.

    The Company, with the consent of the Committee and in compliance with applicable laws and regulations, may lend money to a participant, guarantee a loan to a participant or otherwise assist a participant to obtain the cash necessary to exercise all or any portion of an Option granted under the Plan, including the payment by a participant of any or all applicable taxes due in connection with the exercise of an Option under the Plan.

STOCK APPRECIATION RIGHTS

    The Committee may, in its sole discretion, grant Stock Appreciation Rights which are in tandem with Options or which are freestanding and unrelated to Options. Stock Appreciation Rights granted in tandem with Options will entitle a participant to receive from the Company, upon the exercise of the right, an amount equal to the excess of the fair market value of a share of the Company's Common Stock, determined on the date of the exercise of the right, over the exercise price of the related Option. The exercise of a Stock Appreciation Right issued in tandem with an Option will result in a corresponding cancellation of the related Option. The exercise of an Option issued in tandem with a Stock Appreciation Right will result in a cancellation of the related Stock Appreciation Right.

    A freestanding Stock Appreciation Right will entitle a participant, upon exercise of the right, to receive an amount equal to the excess of the fair market value of a share of the Company's Common Stock, determined on the date of the exercise of the right, over the fair market value of a share of the Company's Common Stock determined on the date of the grant of the Stock Appreciation Right.

    Stock Appreciation Rights will not be exercisable earlier than six months after grant, and will not be exercisable after the expiration of ten years from the date of grant. Upon their exercise, Stock Appreciation Rights will be settled in cash.

NONTRANSFERABILITY AND OTHER TERMS AND CONDITIONS

    No Awards granted to an individual under the Plan will be assignable or transferable by the individual other than by will or the laws of descent and distribution, except that the Committee may provide for the transferability of Awards to certain parties. The Committee will provide in the agreements embodying the Awards the terms and conditions applicable to the Awards in the event of the participant's termination of employment due to retirement, death, disability or for any other reason and the effect, if any, of a Change in Control (as determined by the Committee) of the Company.

CHANGE IN CONTROL

    In order to preserve a participant's rights under an Award in the event of a Change in Control (as determined by the Committee) of the Company, the Committee, in its sole discretion, may, at the time an Award is made or at any time thereafter take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise of an Award, (ii) provide for the purchase of the Award upon the participant's request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable,
(iii) adjust the terms of the Award in a manner determined by the Committee to reflect the Change in Control, or (iv) make such other provision as the Committee may consider equitable and in the best interests of the Company.

AMENDMENT AND TERMINATION OF PLAN

    The Committee may, in its sole discretion, terminate the Plan and, from time to time modify or amend the Plan for any reason; provided, however (i) the Plan shall not be amended or modified without shareholder approval if and to the extent shareholder approval is required under the applicable regulations under Sections 162(m) or 422 of the Code; (ii) the Plan shall not be amended or modified without shareholder approval so as to increase the number of shares which may be issued under the Plan; and (iii) the termination, modification or amendment of the Plan, shall not, without consent of a participant, adversely affect any rights under any Award previously granted to such participant. No awards will be granted pursuant to the Plan after May 20, 2007.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the principal federal income tax consequences under present law generally applicable to the grant and exercise of Options and Stock Appreciation Rights under the Plan. This summary is not intended to be complete and, among other things, does not describe state or local tax consequences.

    STOCK OPTIONS. The grant of an ISO or an NSO will not result in income for the grantee or in a deduction for the Company.

    The exercise of an NSO will result in ordinary income for the grantee and a deduction for the Company measured by the difference between the Option exercise price and the fair market value of the shares of Common Stock received (or which would have been received had the Company not elected to settle the NSO in cash) at the time of exercise. Income tax withholding will be required.

    Generally, if the exercise price of an NSO is paid in whole or in part in shares of Common Stock, no income, gain or loss is recognized on the receipt of new shares of Common Stock equal in value on the date of exercise to the shares delivered in payment of the exercise price, and such new shares will take over the tax attributes (e.g., basis and holding period) of the shares delivered in payment. Generally, the fair market value of the remainder of the shares received by the Participant upon exercise, determined as of the date of exercise, less the amount of cash, if any, paid upon exercise, is treated as compensation income received on the date of exercise, resulting in such shares having a basis equal to their fair market value and a holding period that begins on the date of the exercise of the NSO.

    The exercise of an ISO will not result in income for the grantee. Generally, if the grantee (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares of Common Stock upon exercise and (ii) is an employee of the Company from the date of grant until three months before the exercise date, the basis of the shares of Common Stock upon later disposition will be the Option exercise price, and any gain will be taxed to the employee as a long-term capital gain and the Company will not be entitled to a deduction. The excess of the fair market value of the shares of Common Stock received, determined on the exercise date, over the Option exercise price (the "Excess Amount") is an item of tax preference, potentially subject to the alternative minimum tax.

    Generally, if the grantee disposes of the shares of Common Stock prior to the expiration of either of the two above holding periods, the grantee will recognize ordinary income and the Company will be entitled to a deduction equal to the lesser of the Excess Amount or the amount realized on the disposition minus the Option exercise price. Any gain in excess of the ordinary income portion will be taxable as a long-term or short-term capital gain, as the case may be.

    Generally, if the exercise price of an ISO is paid in whole or in part in shares of Common Stock, rules analogous to those set forth above for NSOs are applicable, with appropriate adjustment being made to the basis of the shares in order to reflect the Excess Amount upon which ordinary income tax has not been paid.

    STOCK APPRECIATION RIGHTS. The grant of a Stock Appreciation Right will not result in income for the grantee or in a deduction for the Company. Upon the exercise of a Stock Appreciation Right, the grantee will recognize ordinary income and the Company will be entitled to a deduction measured by the cash received. Income tax withholding will be required.

    OTHER. Any payment, or acceleration of payment, of Awards under the Plan because of a change in control of the Company may cause part or all of the amount paid to be treated as an "excess parachute payment" under the Code which will not be deductible by the Company and which will subject the employee to a 20% federal excise tax.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE 1997 STOCK OPTION PLAN

STOCKHOLDER PROPOSAL (Proposal 3 on Proxy Card)

    Mr. and Mrs. Edward Rudy, Box 7077, Yorkville Station, New York, New York, 10128, who are the beneficial owners of 2,176 shares of the Company's Common Stock have advised the Company that they intend to present the following proposal at the 1997 Annual Meeting of Stockholders:

    "RESOLVED: That the stockholders of New York State Electric & Gas Corporation, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the steps necessary to provide for an immediate reduction in stipends, fees, salaries, stock options, and/or other remuneration being paid to members of the Board of Directors, including NYSEG officers and executives who also serve as directors, to the exact percentage reduction which has been approved by the Board of Directors for dividends payable to shareholders of the corporation and, furthermore, said reduction shall not be restored nor payments to all NYSEG directors increased except in the exact same percentages as are approved for future increases in shareholder common stock dividends. Included are any new dividend restorations or increases proposed and approved by the Board of Directors prior to the approval of this shareholders' proposal by the shareholder-owners of NYSEG."

The following statement was submitted by the proponents in support of the proposal:

    "The shareholder-voters of NYSEG showed very strong support for this proposal when it was presented at the 1995 and 1996 annual meetings. Shareholders who are the owners of New York State Electric & Gas Corporation are the only investors in a major utility who have been subjected to two large dividend reductions in less than a decade.

    We welcome Wesley W. Von Schack as the newly elected chairman, president and CEO of NYSEG. Mr. Von Schack was formerly CEO of DQE, INC. and never caused a dividend cut to be implemented on their shareholders. We have good reason to hope that he will implement the restoration of the substantial income cuts that NYSEG shareholders have suffered.

    The most recent dividend reduction, of 36.37%, carried the explanation, by the former NYSEG Chairman, on behalf of the NYSEG Board of Directors, that 'we understand the importance of the dividend. While difficult this action is a crucial step in positioning NYSEG for a competitive environment.'

    We believe that the Board of Directors should fully participate with the non-director shareholder owners in this 'crucial step' which the NYSEG Board of Directors determined was necessary. We do not believe that shareholder dividends which are relied upon as investment income by investors should be slashed . . . while the salaries, concurrent pensions and other payments to the current NYSEG Board of Directors remain intact . . . and may be increased.

    It will require a 57.14% increase in the dividend rate for restoration only to the level prior to the last dividend cut. We believe that our new chairman and the members of the Board of Directors may look more favorably upon restoring the dividend rate. With the approval of this resolution, the directors will benefit equally with the shareholder owners when dividends are increased.

    If you agree, please mark your ballot in favor of this resolution. NOTE:
    PROXY OR PROXIES NOT MARKED WILL BE VOTED AGAINST THIS RESOLUTION, unless you have indicated that you wish to abstain from voting on this proposal."

                          BOARD OF DIRECTORS' POSITION

    The Board of Directors recommends a vote AGAINST adoption of the Stockholder Proposal for the following reasons:

    A nearly identical proposal was presented at the 1995 and 1996 Annual Meetings of Stockholders by Mr. and Mrs. Rudy. Each time, the proposal was soundly defeated by the votes of the Company's stockholders, who recognized that furthering both the long-term and short-term interests of stockholders and the Company requires more than a superficially appealing, narrow gesture such as tying the level of dividends to director compensation. The utility industry is evolving at an accelerated pace and is undergoing a fundamental transformation into a competitive marketplace. In order to be in position to respond effectively to the increased competition and uncertain regulatory policies, the Board of Directors has taken the steps which it felt were necessary and appropriate to further both the long-term and short-term interests of the stockholders and the Company, including reducing the dividend level in order to help strengthen the Company's financial position. This financial flexibility has placed the Company in a better position today to respond effectively to the increased competition and uncertain regulatory policies.

    The proposal calls for the immediate reduction of all forms of compensation paid to directors by the same percentage as the Common Stock dividend was reduced and would tie director compensation to the level of the Common Stock dividend. The intent, as stated in the supporting statement, is to ensure that the directors "fully participate with the non-director shareholder owners" in the decision to reduce the dividend. Although the proponents are attempting to link director compensation to the level of the Common Stock dividend, and thus, tie director compensation to stockholder interests, the use of only the dividend level as the linking factor would not ensure that director compensation is properly tied to stockholder interests. Linking director compensation to the level of dividends implies that the latter is the most important measure in establishing director compensation whereas, to the contrary, the Company considers many factors in establishing director compensation. The Board of Directors continues to believe that no single short-term result, whether it be stock price or dividend level or whether favorable or unfavorable, should determine the level of director compensation, because in making decisions it considers the best interests of the Company and its stockholders over both the long-term and the short-term. Under the proposal, all factors other than dividends would be irrelevant in determining compensation paid to directors. The long-term achievement of increased stockholder value requires more than merely tying director compensation to a single short-term factor such as the level of dividends, particularly in the face of increased competition in the utility industry.

    In the face of tremendous uncertainty in the rapidly changing utility industry, it is essential that the Company have the same capability to attract and retain the most highly qualified individuals as directors as other utility and general industry companies have. Accordingly, the Board of Directors continues to believe that it is in the best interests of the stockholders that the Company be able to pay directors' fees which are competitive with fees paid by these other companies. During 1996, with the assistance of outside consultants, the Company reviewed its policy regarding director compensation. This review resulted in recommendations to the Board of Directors which enhance the competitiveness of the Company's director compensation policy by more closely aligning directors' and stockholders' interests through tying directors' compensation to corporate performance. To that end, the Board of Directors adopted the Director Share Plan effective January 1, 1997, which is discussed in greater detail in this Proxy Statement under the caption "Directors' Compensation." The proponents' resolution, if adopted, would restrict the Board of Directors' flexibility in consistently attracting and retaining individuals with valuable perspectives and relevant experience to serve as directors. Such a restriction on flexibility would place the Company at a competitive disadvantage and do a great disservice to its stockholders, particularly when other companies have no such restriction. For the foregoing reasons, the Board of Directors believes that the Stockholder Proposal is not in the best interests of stockholders.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE STOCKHOLDER PROPOSAL.

INDEPENDENT ACCOUNTANTS

    The Company has appointed Coopers & Lybrand L.L.P., a firm of independent certified public accountants, as auditors for the year 1997. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to answer questions that may be asked by stockholders. From time to time Coopers & Lybrand L.L.P. performs certain management advisory services for the Company.

DEADLINE FOR STOCKHOLDER PROPOSALS

    The date by which proposals of stockholders intended to be presented at the 1998 Annual Meeting must be received by the Company for inclusion in the proxy statement and form of proxy relating to that meeting is December 12, 1997. Such proposals should be sent to the Secretary of the Company at P.O. Box 3200, Ithaca, NY 14852-3200.

OTHER MATTERS

    The Board of Directors does not know of any other matters of business to be presented for action at the meeting. However, the enclosed form of proxy will confer discretionary authority for the transacting of any such other and further business if properly brought before the meeting or any adjournment thereof. If any such business is so brought before the meeting, the persons named in the enclosed form of proxy, or their substitutes, will vote according to their discretion.

    The proxy is revocable by you at any time before the exercise thereof, and the giving of such proxy will not affect your right to vote in person, should you later find it convenient to attend the meeting.

    The Company recognizes that, during this period of uncertainty and rapid change in the utility industry, it is essential that it have the ability to retain the continued service of directors who can provide a continuity in knowledge and experience necessary to contribute to the stability and overall success of the Company. Therefore, in 1997 the Company amended By-Law No. 12 to provide that the 70-year age limitation does not apply in connection with the election of directors at the 1997 Annual Meeting of Stockholders. The third paragraph of By-Law No. 12 was amended to read as follows: "No director who shall have attained the age of 70 shall stand for re-election as a director; provided, however, that such age limitation shall not apply in connection with the election of directors at the 1997 annual meeting of stockholders."

    State law requires the Company to inform stockholders of the initiation or renewal of insurance indemnifying itself and its officers and directors. This insurance, which is carried with Associated Electric & Gas Insurance Services Limited and Energy Insurance Mutual Limited, has been renewed for one year beginning October 28, 1996 at a premium of $415,849. In addition, the Company's Pension Trust Liability Insurance, which is carried with Federal Insurance Company, covering the Company and its directors and those officers considered fiduciaries under the Employee Retirement Income Security Act of 1974, has been renewed for one year beginning November 1, 1996 at a premium of $68,495.

COST OF SOLICITATION

    The accompanying proxy is solicited on behalf of the Board of Directors. The cost of this solicitation, including reimbursement of charges of brokerage houses and others for their expenses in forwarding proxy materials to beneficial owners of stock, will be paid by the Company. In addition, directors, officers, and employees of the Company may solicit proxies by telephone, telegram or in person, without additional compensation.

                                          By Order of the Board of Directors,

                                          DANIEL W. FARLEY
                                          VICE PRESIDENT AND SECRETARY

Dated: April 11, 1997

                                   EXHIBIT A

                   NEW YORK STATE ELECTRIC & GAS CORPORATION
                             1997 STOCK OPTION PLAN

I.         PLAN OBJECTIVE
           The objective of the 1997 Stock Option Plan (the "Plan") is to provide executives and certain other key employees of New York State Electric & Gas Corporation (hereinafter referred to as the "Company") and its Affiliates with options to purchase shares of the
           Company's Common Stock. The Plan also provides for the granting by the Company of stock appreciation rights to these employees. These options and stock appreciation rights are intended to more closely align the financial interests of management with those of the
           Company's stockholders by providing long-term incentives to those individuals who can significantly affect the future growth and success of the Company. In addition, the
           Plan will enhance the Company's ability to attract and retain executives and other key individuals of superior ability.

II.        DEFINITIONS
           "Affiliate" shall mean any company which qualifies as a "subsidiary corporation" or
           "parent corporation" of the Company under Section 424 of the Code, or any successor provision, or any other entity in which the Company owns, directly or indirectly, fifty percent (50%) or more of the equity.

           "Award" shall mean an Option granted to a Participant pursuant to Article VI hereof, a
           Stock Appreciation Right granted to a Participant pursuant to Article VII hereof or any other award established by the Committee which is consistent with the purposes of the
           Plan.

           "Award Agreement" shall mean a written agreement (including any amendment or supplement thereto) between the Company and a Participant which specifies the terms and conditions of an Award granted to such Participant.

           "Board" shall mean the Board of Directors of New York State Electric & Gas Corporation.

           "Cashless Exercise" shall mean the exercise of an Option by a Participant through the use of a brokerage firm to make payment to the Company of the exercise price either from the proceeds of a loan to the Participant from the brokerage firm or from the proceeds of the sale of the Company's Common Stock issued pursuant to the exercise of the Option, and whereby, upon receipt of such payment, the Company delivers the exercised shares to the brokerage firm.

           "Chairman" shall mean the Chairman of New York State Electric & Gas Corporation.

           "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

           "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

           "Fair Market Value" shall mean, with respect to any given date, the closing price of the Company's Common Stock on the last trading day prior to that date, as reported by such responsible reporting service as the Committee may select.

           "Incentive Stock Option" shall mean a stock option granted under Article VI hereof which is intended to qualify as an incentive stock option under Section 422 of the
           Code.

           "Key Employee" shall mean an officer or other employee whose efforts and initiative have significantly contributed or are expected to significantly contribute to the future growth and success of the Company or its Affiliates.

           "Non-Statutory Stock Option" shall mean a stock option granted under Article VI hereof which is not intended to qualify as an incentive stock option under Section 422 of the
           Code.

           "Option" shall mean an Incentive Stock Option or a Non-Statutory Stock Option.

           "Participant" shall mean an individual who is selected pursuant to Article IV hereof to receive an Award under the Plan.

           "Rule 16b-3" shall mean Rule 16b-3 under Section 16(b) of the Exchange Act, or any successor provision, as amended from time to time.

           "Section 162(m)" shall mean Section 162(m) of the Code, or any successor provision, as amended from time to time, and any regulations thereunder.

           "Section 422" shall mean Section 422 of the Code, or any successor provision, as amended from time to time, and any regulations thereunder.

           "Stock Appreciation Right" shall mean (i) in the case of a Stock Appreciation Right issued in tandem with an Option pursuant to Article VII hereof, the right to receive an amount equal to the excess of the Fair Market Value of a share of the Company's Common
           Stock (determined on the date of the exercise of the Stock Appreciation Right) over the exercise price of the related Option or (ii) in the case of a freestanding Stock
           Appreciation Right issued pursuant to Article VII hereof, the right to receive an amount equal to the excess of the Fair Market Value of a share of the Company's Common
           Stock (determined on the date of the exercise of the Stock Appreciation Right) over the
           Fair Market Value of a share of the Company's Common Stock determined on the date of the grant of the Stock Appreciation Right.

III.       ADMINISTRATION
           The Plan shall be administered by the Executive Compensation and Succession Committee
           of the Board or such successor committee as may be appointed by the Board to administer the Plan (the "Committee"). The Committee shall be composed of at least two non-employee members of the Board who shall be qualified to administer the Plan as contemplated by both Rule 16b-3 and Section 162(m). The Committee shall have the authority to exercise all of the powers and authorities specifically granted to it under the Plan or necessary or desirable in the administration of the Plan, including, without limitation, the authority to select the employees to be granted Awards, the authority to determine the size and terms of the Awards to be granted to each employee and the authority to prescribe the form of Award Agreement embodying the Awards granted under the Plan. The Committee shall have the authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for the administration of the
           Plan. Decisions and determinations by the Committee shall be final and binding upon all parties.

IV.        ELIGIBILITY AND PARTICIPATION
           Awards may be granted to such Key Employees of the Company as the Committee may from time to time select. In determining the individuals to whom Awards are to be granted and the number of such Awards, the Committee shall take into consideration the individual's present and potential contribution to the growth and success of the
           Company and such other factors as the Committee may deem proper and relevant. The
           Committee may request recommendations for individual Awards from the Chairman. The
           Committee may delegate to the Chairman the authority to make Awards to any employees of the Company who are not executive officers subject to Section 16 of the Exchange Act, subject to a fixed maximum Award amount for such a group and a fixed maximum Award amount for any one Participant, as determined by the Committee. Determinations as to
           Awards made to executive officers who are subject to Section 16 of the Exchange Act shall be made solely by the Committee. For purposes of participation in the Plan, the term "Company" includes the Company and its Affiliates.

V.         SHARES AVAILABLE FOR AWARDS
           A.  Amount of Stock
           Subject to adjustment as provided in Section C. of this Article V., the aggregate number of shares of the Company's Common Stock with respect to which Awards may be granted is 3,300,000 shares. Shares of Common Stock delivered by the Company pursuant to the Plan may be either authorized but unissued Common Stock or previously issued shares of Common Stock reacquired by the Company, including shares purchased by the
           Company in the open market and held as treasury shares, or both. Awards may be made under the Plan in any combination of Incentive Stock Options, Non-Statutory Stock
           Options, Stock Appreciation Rights, or any other awards established by the Committee which are consistent with the purposes of the Plan.

           For purposes of this Section A., shares of the Company's Common Stock that relate to an
           Award which terminates by expiration, forfeiture, cancellation or otherwise without the delivery of shares, or is settled in cash in lieu of the Company's Common Stock, shall thereafter again be available for grant pursuant to the Plan.

           B.  Individual Limitations
           No individual may be granted, during any one calendar year of the Plan, Awards that relate in total to more than 100,000 shares of the Company's Common Stock.

           C.  Dilution and Other Adjustments
           In the event of any change in the number of outstanding shares of the Company's Common
           Stock or the Common Stock price by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination, exchange of shares or other similar corporate change, if the Committee shall determine, in its sole discretion, that such change requires an adjustment in the number and kind of shares that may be issued under the Plan, including the number and kind of shares which are subject to outstanding Options, or any other Award established by the
           Committee, or in the exercise price with respect to any of the foregoing, such adjustments shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan. If

           deemed appropriate by the Committee, provision may be made for the cash payment to a
           Participant who has an outstanding Option or other Award; provided, however, that the number of shares subject to any Option or other Award shall always be a whole number.

VI.        TERMS AND CONDITIONS OF OPTIONS
           A.  Grant of Options
           Subject to the other provisions of the Plan, the Committee shall have sole authority to determine the employees to whom Options shall be granted, the time or times when
           Options shall be granted, the number of shares to be covered by each Option, the terms of each Option, the Option Price (as defined in Section B. of this Article VI.)
           therefor, and the conditions and limitations applicable to the exercise of each Option.
           The Committee shall have the authority to grant Incentive Stock Options, or to grant
           Non-Statutory Stock Options, or to grant both types of Options. In the case of
           Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422.

           B.  Option Price
           The Committee shall, in its sole discretion, establish the exercise price per share of the Company's Common Stock covered by an Option ("Option Price") at the time each
           Option is granted, which exercise price shall not be less than 100% of the Fair Market
           Value of the Company's Common Stock determined on the date of grant.

           C.  Exercise of Options and Grant of Replacement Options
           Each Option shall be exercisable at such time or times, upon such events, and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement; provided, however, that in no event may any Option granted hereunder be exercisable after the expiration of ten years from the date of such grant. The Committee may impose such conditions with respect to the exercise of
           Options, including without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

           Unless otherwise provided by the Committee, Options shall be exercised by the delivery of a written notice from the Participant to the Secretary of the Company in the form prescribed by the Committee which sets forth the number of shares with respect to which the Option is exercised and which is accompanied by full payment for the shares. Unless otherwise provided by the Committee, no shares shall be delivered pursuant to any exercise of an Option until payment in full of the Option Price therefor is received by the Company. Such payment may be made in cash, or its equivalent, or, if and to the extent permitted by the Committee, by tendering (either actually or by attestation)
           shares of the Company's Common Stock owned by the holder of the Option (which are not subject to any pledge or other security interest), or by combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market
           Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to the Option Price times the number of shares with respect to which the Option is being exercised. In addition, at the request of the
           Participant, and subject to applicable laws and regulations, the Company may (but shall not be required to) cooperate in a "Cashless Exercise" of the Option. As soon as practicable after receipt of the written notice and payment, the Company shall deliver to the

           Participant stock certificates based upon the number of shares with respect to which the Option is exercised and which are issued in the Participant's name. A Participant shall have the rights of a stockholder only with respect to shares for which such stock certificates have been issued to such Participant.

           To the extent that all or any portion of the Option Price, or taxes incurred in connection with the exercise of an Option, are paid by the delivery of common shares of the Company (or, in the case of the payment of taxes, by the withholding of shares)
           then, concurrently with such delivery or withholding, the Participant shall be granted, as additional Awards, replacement Options, subject to the other provisions of the Plan, including, but not limited to Article V. The replacement Options, to the extent permissible, shall cover the number of common shares surrendered to pay the Option
           Price plus the number of shares surrendered or withheld to satisfy the Participant's tax liability, shall have an exercise price equal to 100% of the Fair Market Value of such common shares determined on the date such replacement Option is granted, shall first be exercisable no earlier than six months from the date of the grant of the replacement Option, shall have an expiration date equal to the expiration date of the original Option and shall contain such other terms and conditions as determined by the
           Committee. A replacement Option shall be granted in connection with the exercise of an
           Option which is itself a replacement Option.

           The Committee, in its sole discretion, may, in lieu of delivering shares covered by an exercised Option, settle the exercise of the Option by means of a cash payment to the
           Participant equal to the difference between the Fair Market Value of the Company's
           Common Stock determined on the exercise date and the Option Price. At the same time, the Committee shall return to the Participant the Participant's payment, if any, for the shares covered by the Option.

           With the consent of the Committee, and subject to compliance with applicable laws and regulations, the Company, in its sole discretion, may lend money to a Participant, guarantee a loan to a Participant or otherwise assist a Participant to obtain the cash necessary to exercise all or any portion of an Option granted under the Plan, including the payment by a Participant of any or all applicable taxes due in connection with the exercise of an Option granted under the Plan.

VII.       STOCK APPRECIATION RIGHTS
           The Committee may, with sole and complete authority, grant Stock Appreciation Rights which are in tandem with an Option or which are freestanding and unrelated to an
           Option. A Stock Appreciation Right granted in tandem with an Option shall be granted at the same time as the Option is granted. Stock Appreciation Rights shall be exercisable, in whole or in part, at such time or times, and subject to such other terms and conditions, as shall be prescribed by the Committee, provided that Stock Appreciation
           Rights shall not be exercisable earlier than six months after grant and shall not be exercisable after the expiration of ten years from the date of grant.

           Stock Appreciation Rights granted in tandem with Options shall entitle a Participant to receive from the Company, upon exercise of the right, an amount equal to the excess of the Fair Market Value of a share of the Company's Common Stock, determined on the date of the exercise of the right, over the exercise price of the related Option. A freestanding Stock Appreciation Right shall entitle a Participant to receive from the
           Company, upon exercise of the right, an amount equal to the excess of the Fair Market
           Value of a share of the Company's Common Stock, determined on the date of the exercise of the right, over the Fair Market Value of a share of the Company's Common
           Stock, determined on the date of the grant of the Stock Appreciation Right.

           The exercise of a Stock Appreciation Right granted in tandem with an Option shall result in a corresponding cancellation of the related Option to the extent of the number of shares of the Company's Common Stock as to which the Stock Appreciation Right is exercised. The exercise of an Option associated with a tandem Stock Appreciation
           Right shall result in a cancellation of the related Stock Appreciation Right to the extent of the number of shares of the Company's Common Stock as to which the Option is exercised. Notwithstanding any such cancellations, the number of shares subject to any such cancelled Option or Stock Appreciation Right shall not become available for grant under Article V. Section A. hereof.

VIII.      AMENDMENTS AND TERMINATION
           The Committee may, in its sole discretion, at any time terminate the Plan and from time to time modify or amend the Plan, or any part hereof, for any reason; provided, however: (i) the Plan shall not be amended or modified without shareholder approval if and to the extent shareholder approval is required under the applicable regulations under Section 162(m) or Section 422; (ii) the Plan shall not be amended or modified without shareholder approval so as to increase the number of shares which may be issued under the Plan; and (iii) the termination, modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect any rights under any Award previously granted to such Participant. No Awards shall be granted pursuant to this
           Plan after May 20, 2007.

IX.        WITHHOLDING TAXES
           A.  Whenever the Company is to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificates for such shares.

           B.  Whenever payments under the Plan are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state and local withholding tax requirements.

           C.  The Committee, in its sole discretion, may provide that a Participant may satisfy, totally or in part, the Participant's obligations pursuant to Section A. hereof by electing to have shares withheld, to redeliver shares acquired under an Award, or to deliver previously owned shares having a Fair Market Value equal to the amount required to be withheld, provided that the election is made in writing on or prior to the date of exercise of the Option. The Fair Market Value of any shares of
               Common Stock to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

X.         MISCELLANEOUS PROVISIONS
           A.  Each Award hereunder shall be evidenced in writing by an Award Agreement. The
           Committee shall provide in the Award Agreement the terms and conditions applicable to an Award in the event of the Participant's termination of employment by reason of retirement, death, disability

               or any other reason and the effect thereon, if any, of a change in control (as determined by the Committee) of the Company.

           B.  Nothing in the Plan or in any Award Agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in the employment of the
               Company or affect any right which the Company may have to terminate the employment of such Participant.

           C.  No Award shall be assignable or transferable otherwise than by will or the laws of descent and distribution, except that the Committee may provide in an Award Agreement for the transferability of an Award:

           (a)  by gift to (i) a spouse or other immediate relative, or (ii) a trust or an estate in which the original Participant or the Participant's spouse or other immediate relative has a substantial interest; and

           (b)  pursuant to a domestic relations order as defined in Section 414 of the Code, or any successor provision;

           provided, however, that any Award so transferred shall continue to be subject to all the terms and conditions contained in the Award Agreement. If so permitted by the
              Committee, a Participant may designate a beneficiary or beneficiaries to exercise the rights of the Participant under the Plan upon the death of the Participant.

           No right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant.

           D.  The Plan shall be submitted to the common stockholders of the Company for approval.
           Options may not be granted, and Shares may not be delivered, under the Plan unless and until such time as such approval and authorization has been received. The common stockholders of the Company shall be deemed to have approved the Plan only if it is approved at a meeting of the common stockholders duly held by vote taken in the manner required by law.

           E.  Notwithstanding anything to the contrary contained in the Plan or any Award
           Agreement, the Company shall not be required to issue shares of Common Stock until all applicable legal, listing, registration and regulatory requirements or approvals relating to the issuance have been satisfied or obtained.

           F.  The Plan and all Award Agreements entered into pursuant to Award grants shall be governed by the laws of the State of New York, other than its conflicts of laws provisions. In the event of an inconsistency between any term of the Plan and any term of any Award Agreement, the terms of the Plan shall govern.

           G.  It is the intent of the Company that this Plan comply in all respects with Rule
           16b-3 in connection with any Award granted to a person who is subject to Section 16 of the Exchange Act. Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such person, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements with respect to such person.

XI.        EFFECTIVE DATE
           Subject to the approval of the common stockholders, the Plan shall be effective as of
           May 21, 1997.

XII.       CHANGE IN CONTROL
           In order to preserve a Participant's rights under an Award in the event of a change in control (as determined by the Committee) of the Company, the Committee in its
           discretion may, at the time an Award is made or any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise of the Award, (ii) provide for the purchase of the Award upon the
           Participant's request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, or (iv) make such other provision as the Committee may consider equitable and in the best interests of the Company.

                             [MAP]

NEW YORK STATE ELECTRIC & GAS CORPORATION
   PO BOX 3200, ITHACA, NY 14852-3200


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


P The undersigned appoints D. W. Farley, S. J. Rafferty, and G. J. Turton or any one or more of them, with power of substitution, proxies of the undersigned, to vote, as specified, and in their discretion with respect to any other business properly brought before the meeting, all shares of stock
R of New York State Electric & Gas Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Corporation to be held on May 21, 1997, and at any adjournment thereof.



O                                THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL 1

   (1) ELECTION OF DIRECTORS / / FOR ALL NOMINEES LISTED BELOW (EXCEPT AS WRITTEN                  / / WITHHOLD AUTHORITY
                                 TO THE CONTRARY ON THE LINE PROVIDED BELOW)                           TO VOTE FOR ALL NOMINEES
X                                R. Aurelio, L. B. DeFleur, E. A. Gilmour, A. E. Kintigh,
                                 A. G. Marshall, W. G. Rich, W. W. von Schack
Y  INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.

                ---------------------------------------------------------------------------------------------------------------
                                      (THIS PROXY IS CONTINUED ON THE REVERSE SIDE)
                                        (PLEASE SIGN AND DATE ON THE REVERSE SIDE)


/ /

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2

(2) APPROVAL OF 1997 STOCK OPTION PLAN.                               / / FOR    / / AGAINST   / /ABSTAIN

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 3

(3) THE STOCKHOLDER PROPOSAL RELATING TO A PERCENTAGE REDUCTION IN   / / FOR    / / AGAINST   / /ABSTAIN
    DIRECTOR REMUNERATION BASED ON A DIVIDEND REDUCTION.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED.  IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED
FOR ALL THE NOMINEES, FOR PROPOSAL (2) AND AGAINST PROPOSAL (3).

                                                           Dated _______________________________, 1997

                                                           ___________________________________________

                                                           ___________________________________________
                                                                          (Signature/s)

                                                           (Joint owners each must sign. When signing as attorney, trustee, administrator, executor or guardian, please give your full title as such.)